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                                                                EXHIBIT NO. 99.1


Press Release

LIN TV CORP. PROVIDES GUIDANCE FOR SECOND QUARTER OF 2003

Wednesday June 4, 5:45 pm ET

PROVIDENCE, R.I.--(BUSINESS WIRE)--June 4, 2003--LIN TV Corp. (NYSE: TVL) today provided limited guidance for the second quarter ending June 30, 2003. In April 2003, the company announced that it was unable to provide guidance because of uncertainty in the advertising environment associated with the military action in Iraq.

The company expects second-quarter net revenues as reported to be approximately equal to second-quarter 2002 reported net revenues and, on a same station basis, net revenues are expected to decline in the mid-single digits compared to the second quarter of 2002. Station operating expenses as reported are expected to increase in the high-single or low-double digits compared to reported results in the second quarter of 2002, and on a same-station basis, station operating expenses are expected to increase in the low-to-mid-single digits. As a result, station operating income is expected to decline for the second quarter for both reported and same station results. The company's reported results differ from the same-station statistics due to the acquisition of Sunrise Television Corp. on May 2, 2002.

In addition, the company indicated that as a result of recent refinancing transactions, interest expense for the year is expected to be approximately $58 million, including interest expense of $11 million in the each of the third and fourth quarters of 2003. The expense associated with the recent refinancing transactions will be approximately $23.6 million.

About LIN TV

LIN TV operates 24 television stations in 14 markets, two of which are LMAs. The Company also owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. Finally, LIN is a 1/3 owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement. Financial information and overviews of LIN TV's stations are available on the Company's website at www.lintv.com.

Safe Harbor Statement

This press release may include statements that may constitute "forward-looking statements," including estimates of future business prospects or financial results and statements containing the words "believe," "estimate," "project," "expect," or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events,

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competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.


    CONTACT:
             Investors:
             LIN TV Corp.
             Deborah R. Jacobson, 401/457-9403
             or
             Media:
             Kekst and Company
             Mark Semer, 212/521-4802

    SOURCE: LIN TV Corp.